Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2010

NEWS CORPORATION REPORTS SECOND QUARTER NET

INCOME OF $642 MILLION; GROWTH OF $388 MILLION OVER

THE PRIOR YEAR SECOND QUARTER

TOTAL SEGMENT OPERATING INCOME GROWS TO

$1.29 BILLION ON REVENUES OF $8.76 BILLION

NEW YORK, NY, February 2, 2011 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported second quarter total segment operating income(1) of $1.29 billion compared with $712 million of total segment operating income reported a year ago. The prior year’s second quarter results included a $500 million litigation settlement charge at the Company’s integrated marketing services business, which is part of the Publishing segment. Excluding this charge, second quarter segment operating profit increased 6% over the prior year. This growth reflects significant profit increases at the Cable Network Programming and Television segments, partially offset by decreases at the Filmed Entertainment and Other segments.

In the second quarter, the Company recorded a $275 million pre-tax charge for the impairment of goodwill related to the Digital Media Group and an organizational restructuring at Myspace. Including the impact of these charges, the Company reported second quarter net income of $642 million ($0.24 per share) compared with net income of $254 million ($0.10 per share) in the second quarter a year ago. Excluding the net income effects in both years of one-time items, principally consisting of charges related to impairment, restructuring and business dispositions, as well as the litigation settlement charge in the prior year, second quarter adjusted earnings per share(2) this year are $0.29 compared with the adjusted year-ago result of $0.25, an increase of 16%.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“News Corporation’s second quarter results demonstrate the mounting vigor of our global channels business. In the U.S. market, our cable channels are still expanding and adding subscribers, while increasing their revenues and profits at a double-digit pace on the strength of affiliate fee increases and buoyant advertising markets. I am also pleased with the continued recovery of our U.S. broadcasting business, including our local TV stations and the Fox Broadcasting Company, which posted its best quarterly profit in two and a half years.

“Momentum at our international businesses is equally brisk, with international channel revenues in the quarter up 20% on particular strength in Latin America and our STAR channels in India. And at SKY Italia, operating results indicate that

(1)	Total segment operating income is a non-GAAP financial measure. See page 12 for a description of total segment operating income and for a reconciliation of total segment operating income to income (loss) before income tax expense.
(2)	See page 11 for a reconciliation of reported net income and earnings per share to adjusted net income and adjusted earnings per share.

the business is back on track, achieving its highest quarterly net subscriber additions in the last two years.

“I am confident that the significant positive momentum from these businesses will not only continue to drive News Corporation’s growth for the remainder of the fiscal year, but also strengthen the Company for growth in the years to come.”

REVIEW OF SEGMENT OPERATING RESULTS

Total Segment Operating Income

	3 Months Ended December 31,			6 Months Ended December 31,
	2010	2009		2010	2009
	US $ Millions

Cable Network Programming	$735	$604		$1,394	$1,117
Filmed Entertainment	189	324		469	715
Television	151	29		256	67
Direct Broadcast Satellite Television	(12)	(30)		70	98
Publishing	380	(90	)*	558	28	*
Other	(156)	(125)		(312)	(251)

Total Segment Operating Income	$1,287	$712	*	$2,435	$1,774	*

*	Includes a litigation settlement charge of $500 million. Excluding this charge, total segment operating income is $1,212 million and $2,274 million in the three and six months ended December 31, 2009, respectively.

Cable Network Programming

Cable Network Programming reported second quarter segment operating income of $735 million, a 22% or $131 million increase over the second quarter a year ago, driven by a 12% increase in revenue despite the adverse impact of a distribution contract renewal dispute at the domestic cable channels. Operating income contributions from the domestic channels increased 16%, and the Company’s international cable channels grew earnings 37%.

Advertising revenue at the domestic cable channels grew 12% in the second quarter of fiscal 2011 over the prior year period due to volume and pricing strength. The international cable channels’ advertising revenue grew 27% over the prior year, primarily due to improving ad markets and stronger viewership trends, led by our STAR channels. Affiliate revenue growth of 10% at the domestic cable channels and 17% at the international cable channels for the second quarter primarily reflect higher rates and subscribers, with international increases led by Fox International Channels growth in Latin America and Asia.

Filmed Entertainment

Filmed Entertainment reported second quarter segment operating income of $189 million, compared with $324 million reported in the same period a year ago. The decline primarily reflects the difficult comparison to the prior year’s strong results, which were led by the worldwide home entertainment success of Ice Age: Dawn of the Dinosaurs. Current year second quarter film results include the successful theatrical performances of Black Swan (winner of the Golden Globe for Best Actress and nominated for five Academy Awards including Best Picture) and The Chronicles of Narnia: The Voyage of the Dawn Treader (with more than $370 million of worldwide box office receipts to date), as well as launch costs for the worldwide releases of Unstoppable and Gulliver’s Travels. This quarter also includes the worldwide home entertainment performance of Predators and the continued worldwide home entertainment and pay-TV performance of Avatar.

Television

Television reported second quarter segment operating income of $151 million, an increase of $122 million versus the same period a year ago, led by a $121 million increase in revenues at Fox Television Stations (FTS) and FOX Broadcasting Company.

FTS’ second quarter contributions increased more than 50% from the same period a year ago, driven by a 20% rise in revenue. This growth reflects a stronger overall local advertising market, particularly in the automotive and financial sectors, as well as increased levels of political advertising.

FOX Broadcasting Company’s second quarter results improved 24%, as increased advertising revenue from National Football League games and general entertainment programming more than offset lower advertising revenue from this year’s Major League Baseball post season due to lower ratings and one less game than the prior year.

Direct Broadcast Satellite Television

SKY Italia reported a second quarter segment operating loss of $12 million, which is an improvement of $18 million versus the $30 million operating loss reported a year ago. Local currency revenue increased slightly, driven by higher advertising and subscription revenues compared with the prior year quarter. Overall costs decreased as lower programming costs were partially offset by increased subscriber acquisition costs due to higher subscriber activations. SKY Italia’s 4.87 million quarter-end subscriber base reflects the net addition of approximately 71,000 subscribers during the quarter, representing the highest level of net additions in two years.

Publishing

Publishing reported second quarter segment operating income of $380 million, a $470 million improvement over the $90 million operating loss reported a year ago, which primarily reflects the prior year’s $500 million litigation settlement charge at the integrated marketing services business. Excluding this charge, segment operating income decreased $30 million from last year’s second quarter as increased advertising revenues in all three of our major newspaper markets were more than offset by lower contributions at HarperCollins and the absence of $17 million in earnings contributions from the Dow Jones Index business reflecting its disposition in March 2010.

Other

The Other segment reported a second quarter operating loss of $156 million, which is $31 million greater than the prior year. This decline was primarily due to increased losses at the Digital Media Group, stemming largely from lower search and advertising revenues at Myspace. These declines were partially offset by improved operating results at Fox Mobile, prior to its sale in December, and at the international outdoor business.

DIVIDENDS

The Company has declared a dividend of $0.075 per Class A share and Class B share. This dividend is payable on April 20, 2011 with a record date for determining dividend entitlements of March 16, 2011.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Fiscal 2011 second quarter earnings from affiliates were $67 million as compared to $58 million in the same period a year ago. This improvement was driven by improved operating results at BSkyB, partially offset by the Company’s increased share of losses at Sky Deutschland, resulting from the increased ownership position from a year-ago.

The Company’s share of equity earnings (losses) of affiliates is as follows:

		3 Months Ended December 31,		6 Months Ended December 31,
	% Owned	2010	2009	2010	2009
	US $ Millions
BSkyB	39%(a)	$109	$81	$246	$162
Other affiliates	Various(b)	(42)	(23)	(85)	(72)

Total equity earnings of affiliates		$67	$58	$161	$90

(a)	Please refer to BSkyB’s earnings releases for detailed information.
(b)	Primarily comprised of Sky Deutschland, NDS, Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	6 Months Ended December 31,
	2010	2009

Australian Dollar/U.S. Dollar	0.94	0.87
U.K. Pounds Sterling/U.S. Dollar	1.56	1.64
Euro/U.S. Dollar	1.32	1.45

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com.

Audio from News Corp’s conference call with analysts on the second quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092 Joe Dorrego, Investor Relations 212-852-7856	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

		3 Months Ended December 31,		6 Months Ended December 31,
		2010	2009	2010	2009
		US $ Millions (except per share related amounts)

	Revenues	$8,761	$8,684	$16,187	$15,883

	Operating expenses	(5,605)	(5,630)	(10,148)	(10,035)
	Selling, general and administrative	(1,589)	(2,043)	(3,050)	(3,478)
	Depreciation and amortization	(280)	(299)	(554)	(596)
	Impairment and restructuring charges	(275)	(10)	(282)	(30)
	Equity earnings of affiliates	67	58	161	90
	Interest expense, net	(230)	(269)	(462)	(514)
	Interest income	28	16	54	41
	Other, net	(12)	(86)	(22)	(98)

	Income before income tax expense	865	421	1,884	1,263
	Income tax expense	(190)	(137)	(400)	(382)

	Net income	675	284	1,484	881

	Less: Net income attributable to noncontrolling interests	(33)	(30)	(67)	(56)

	Net income attributable to News Corporation stockholders	$642	$254	$1,417	$825

Weighted average shares:	basic	2,625	2,620	2,624	2,618
	diluted	2,628	2,622	2,627	2,620

Net income attributable to News Corporation stockholders per share:	basic	$0.24	$0.10	$0.54	$0.32
	diluted	$0.24	$0.10	$0.54	$0.31

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	June 30, 2010
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$8,456	$8,709
Receivables, net	7,091	6,431
Inventories, net	2,760	2,392
Other	444	492

Total current assets	18,751	18,024

Non-current assets:
Receivables	365	346
Investments	4,071	3,515
Inventories, net	3,889	3,254
Property, plant and equipment, net	6,286	5,980
Intangible assets, net	8,246	8,306
Goodwill	13,858	13,749
Other non-current assets	1,246	1,210

Total non-current assets	37,961	36,360

Total assets	$56,712	$54,384

Liabilities and Equity
Current liabilities:
Borrowings	$146	$129
Accounts payable, accrued expenses and other current liabilities	5,309	5,204
Participations, residuals and royalties payable	1,492	1,682
Program rights payable	1,248	1,135
Deferred revenue	749	712

Total current liabilities	8,944	8,862

Non-current liabilities:
Borrowings	13,179	13,191
Other liabilities	3,011	2,979
Deferred income taxes	3,393	3,486
Redeemable noncontrolling interests	320	325
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	18	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	17,378	17,408
Retained earnings and accumulated other comprehensive income	10,010	7,679

Total News Corporation stockholders’ equity	27,414	25,113
Noncontrolling interests	451	428

Total equity	27,865	25,541

Total liabilities and equity	$56,712	$54,384

CONSOLIDATED STATEMENTS OF CASH FLOWS

	6 Months Ended December 31,
	2010	2009
	US $ Millions
Operating activities:
Net income	$1,484	$881
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	554	596
Amortization of cable distribution investments	48	45
Equity earnings of affiliates	(161)	(90)
Cash distributions received from affiliates	161	152
Impairment charges	168	—
Other, net	22	98
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(715)	(1,172)
Inventories, net	(906)	(880)
Accounts payable and other liabilities	(2)	934

Net cash provided by operating activities	653	564

Investing activities:
Property, plant and equipment, net of acquisitions	(555)	(388)
Acquisitions, net of cash acquired	(31)	(93)
Investments in equity affiliates	(256)	(139)
Other investments	(23)	(64)
Proceeds from dispositions	109	36

Net cash used in investing activities	(756)	(648)

Financing activities:
Borrowings	12	1,010
Repayment of borrowings	(29)	(75)
Issuance of shares	—	21
Dividends paid	(245)	(183)
Purchase of subsidiary shares from noncontrolling interests	(104)	—
Sale of subsidiary shares to noncontrolling interests	50	—
Other, net	—	2

Net cash (used in) provided by financing activities	(316)	775

Net (decrease) increase in cash and cash equivalents	(419)	691
Cash and cash equivalents, beginning of period	8,709	6,540
Exchange movement on opening cash balance	166	35

Cash and cash equivalents, end of period	$8,456	$7,266

SEGMENT INFORMATION

	3 Months Ended December 31,			6 Months Ended December 31,
	2010	2009		2010	2009
	US $ Millions

Revenues

Cable Network Programming	$1,974	$1,756		$3,846	$3,362
Filmed Entertainment	1,809	1,898		3,312	3,419
Television	1,369	1,248		2,220	2,013
Direct Broadcast Satellite Television	944	1,008		1,800	1,935
Publishing	2,346	2,327		4,392	4,307
Other	319	447		617	847

Total Revenues	$8,761	$8,684		$16,187	$15,883

Segment Operating Income (Loss) (1)

Cable Network Programming	$735	$604		$1,394	$1,117
Filmed Entertainment	189	324		469	715
Television	151	29		256	67
Direct Broadcast Satellite Television	(12)	(30)		70	98
Publishing	380	(90	)*	558	28	*
Other	(156)	(125)		(312)	(251)

Total Segment Operating Income	$1,287	$712	*	$2,435	$1,774	*

*	Includes a litigation settlement charge of $500 million. Excluding this charge, total segment operating income is $1,212 million and $2,274 million for the three and six months ended December 31, 2009, respectively.

(1)	Total segment operating income is a non-GAAP financial measure. See page 12 for a description of total segment operating income and for a reconciliation of total segment operating income to income (loss) before income tax expense. Prior year total segment operating income results have been conformed to the current year presentation.

NOTE 1 – ADJUSTED NET INCOME AND ADJUSTED EPS

The calculation of net income and earnings per share excluding Impairment and restructuring charges, the litigation settlement and “Other, net” may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Net income and earnings per share excluding Impairment and restructuring charges, the litigation settlement and “Other, net” are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses net income and earnings per share excluding Impairment and restructuring charges, the litigation settlement and “Other, net” to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following table reconciles reported net income and reported diluted earnings per share (“EPS”) to adjusted net income and adjusted diluted earnings per share.

	3 Months Ended December 31, 2010		3 Months Ended December 31, 2009
	Net (loss) income	EPS	Net (loss) income	EPS
	(in US$ millions, except per share data)

As reported	$642	$0.24	$254	$0.10

Impairment and restructuring charges (net of provision for income taxes of $37 and $3 for the three months ended December 31, 2010 and 2009, respectively)	238	0.09	7	—

Litigation settlement (net of provision for income taxes of $185 for the three months ended December 31, 2009)	—	—	315	0.12

Other, net (net of provision for income taxes of $136 and $18 for the three months ended December 31, 2010 and 2009, respectively)	(124)	(0.05)	68	0.03

Rounding	—	0.01	—	—

As adjusted	$756	$0.29	$644	$0.25

NOTE 2 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income (loss), and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income (loss) before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income (loss) before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income (loss) before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Total segment operating income and segment operating income before depreciation and amortization is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Total segment operating income does not include: Impairment and restructuring charges, Equity earnings (losses) of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income (loss) before depreciation and amortization is defined as segment operating income (loss) plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income (loss) before depreciation and amortization.

The following table reconciles segment operating income before depreciation and amortization to income before income tax expense.

	3 Months Ended December 31,		6 Months Ended December 31,
	2010	2009	2010	2009
	US $ Millions

Segment Operating income before depreciation and amortization	$1,594	$1,033	$3,037	$2,415
Depreciation and amortization	(280)	(299)	(554)	(596)
Amortization of cable distribution investments	(27)	(22)	(48)	(45)

Total Segment Operating income	1,287	712	2,435	1,774
Impairment and restructuring charges	(275)	(10)	(282)	(30)
Equity earnings of affiliates	67	58	161	90
Interest expense, net	(230)	(269)	(462)	(514)
Interest income	28	16	54	41
Other, net	(12)	(86)	(22)	(98)

Income before income tax expense	$865	$421	$1,884	$1,263

	For the Three Months Ended December 31, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$800	$(38)	$(27)	$735
Filmed Entertainment	211	(22)	—	189
Television	172	(21)	—	151
Direct Broadcast Satellite Television	59	(71)	—	(12)
Publishing	476	(96)	—	380
Other	(124)	(32)	—	(156)

Consolidated Total	$1,594	$(280)	$(27)	$1,287

	For the Three Months Ended December 31, 2009 (US $ Millions)
	Segment Operating income before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$662	$(36)	$(22)	$604
Filmed Entertainment	347	(23)	—	324
Television	49	(20)	—	29
Direct Broadcast Satellite Television	42	(72)	—	(30)
Publishing	6	(96)	—	(90)
Other	(73)	(52)	—	(125)

Consolidated Total	$1,033	$(299)	$(22)	$712

	For the Six Months Ended December 31, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$1,517	$(75)	$(48)	$1,394
Filmed Entertainment	514	(45)	—	469
Television	298	(42)	—	256
Direct Broadcast Satellite Television	202	(132)	—	70
Publishing	747	(189)	—	558
Other	(241)	(71)	—	(312)

Consolidated Total	$3,037	$(554)	$(48)	$2,435

	For the Six Months Ended December 31, 2009 (US $ Millions)
	Segment Operating income before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$1,240	$(78)	$(45)	$1,117
Filmed Entertainment	761	(46)	—	715
Television	108	(41)	—	67
Direct Broadcast Satellite Television	236	(138)	—	98
Publishing	218	(190)	—	28
Other	(148)	(103)	—	(251)

Consolidated Total	$2,415	$(596)	$(45)	$1,774